Exhibit 10.1

INTERLEUKIN GENETICS, INC.
DIRECTOR COMPENSATION POLICY
(effective April 29, 2010)

Each non-employee director of Interleukin Genetics, Inc. (the “Company”) who is also not a Series A director is entitled to receive compensation for his service as a director in accordance with the following policy:

•	for service as a director, an annual retainer of $20,000;

•	for service as the chair of a committee, an annual retainer of $7,500;

•	for service as a non-chair member of a committee, an annual retainer of $5,000;

•	for each Board or committee meeting attended in person, by teleconference or by video, $1,500; and

•
upon initial election or appointment to the Board, a grant of an option to purchase 15,000 shares of the Company’s common stock at an exercise price equal to the closing price of the common stock on the date of grant, with such option to vest in four equal annual installments on each of the first four anniversaries of the grant date.